UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 31, 2006

MEXORO MINERALS LTD.

(formerly SUNBURST ACQUISITIONS IV, INC.)

 (Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880 Vancouver, B.C. Canada	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  800-661-7830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03

Creation of a Direct Financial Obligation

On March 31, 2006, the Company completed the sale of convertible debentures in the principal amount of $2,550,000.  The Debentures bear interest at 7%.  At any time from March 1, 2006 until April 28, 2008, the Purchasers have the right to convert the full face amount of the Debentures into units, each consisting of 1 share of common stock of the company and one half of a warrant, at a price of $1.00 for each unit.  Each full Warrant will be for the purchase of one share of the Company’s common stock at a price of $1.00 per share and will expire on April 30, 2008.  The Warrants may be exercised beginning March 1, 2006.  The Warrants are redeemable by the Company at $0.01 per share in the event the Company’s common stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period.

ITEM 3.02

Unregistered Sales of Equity Securities

On March 31, 2006, the Company completed two private placement offerings.

The first offering consisted of units, each comprised of one share of common stock of the Company and one half of a warrant, for a price of $0.50 per unit.  Each full warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $1.00 per share and will expire on April 30, 2008.  The Warrants may be exercised beginning March 1, 2006.  The Warrants are redeemable by the Company at $0.01 per share in the event the Company’s common stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period.  The Company sold 900,000 units.

These units were only offered to individuals or entities who qualified as accredited investors under the Securities Act of 1933.  The units were offered under an exemption from registration found in Rule 506 of Regulation D.

The second offering consisted of convertible debentures, described in Item 2.03, which are convertible into units.  Each unit consists of one share of common stock and one half of a warrant.  The Company has the option to prepay the Debentures at any time prior to maturity.

The units were offered and sold to the Purchasers in a private placement transaction made in reliance upon exemptions from registration pursuant to Regulation S for offerings outside of the United States.  The units were not offered or sold to United States citizens, and no directed selling efforts were made within the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

SUNBURST ACQUISITIONS IV, INC.

By: /S/ Robert Knight

Robert Knight, President and Director

April 6, 2006